UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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Microsoft Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Set forth below is a form of email first sent to certain institutional shareholders by Microsoft Corporation beginning July 23, 2004.]

Re:	Dividends and Stock Buyback

Dear [Addressee Last Name]:

On July 20 we announced the decision by Microsoft’s Board of Directors and management to provide up to $75 billion in value to the company’s shareholders over the next four years. A copy of the press release is available at the following link http://www.microsoft.com/presspass/press/2004/jul04/07-20boardPR.asp. This decision has three components:

•	An increased regular dividend

•	A stock buy-back program of up to $30 billion over four years

•	A special dividend of $3.00 per share

The contributions of our employees have been critical to the success that allows Microsoft to take these steps. Our stock compensation plans have played an important role in motivating this performance. Because our stock plans did not contemplate a special dividend to shareholders, the Board and management have approved plan amendments and award adjustments that would ensure employees are not disadvantaged by the special dividend. The Board and management have determined that it would be appropriate to present the amendments to shareholders for their approval at the 2004 annual shareholder meeting scheduled for November 9, 2004. The same amendments will be proposed for each of our employee, director and consultant and advisor stock plans.

The amendments will allow adjustment of vested and unvested stock options and unvested restricted stock units to maintain their economic value after the special dividend equivalent to the pre-dividend value. In theory (and disregarding other events that may impact financial markets), when a company transfers part of its assets to shareholders, its stock price declines by the amount of the dividend once the ex-dividend date passes. For shareholders, any stock price decline is offset by the cash they receive in the form of the dividend. Microsoft’s existing stock options and unvested restricted stock units are not eligible to receive a dividend, so we would adjust these awards based on the amount of the special dividend as follows, applying the same arithmetic formula that would be used for other capital events such as stock splits or reorganizations:

•	To preserve the pre-dividend value of vested and unvested employee stock options, strike prices will be adjusted downwards and the number of options increased.

•	Employees holding unvested stock awards will receive an upward adjustment in the number of their existing awards, again to preserve the pre-dividend value.

We believe it is appropriate that all holders of Microsoft equity, including employee option holders and restricted stock unit holders, be treated equally with respect to the special dividend. While we are optimistic that our shareholders will approve the proposed amendments, if the employee stock plan amendments are not approved by shareholders this fall, out of fairness to our employees the special dividend would not be made, and the Board and management would reconsider other alternatives.

We would be happy to answer any questions you may have about the announcement or these changes. Please feel free to contact either Curt Anderson, Senior Director Investor Relations or me.

John A. Seethoff

July 22, 2004

Assistant Secretary.

Each of the Company’s named executive officers and directors may be deemed to be a participant in the Company’s solicitation of proxies for the 2004 Annual Meeting. Information regarding the names and interests of individuals who may be deemed participants in the solicitation of proxies of the Company’s shareholders will be contained in Schedule 14A to be filed by the Company with the Securities and Exchange Commission.

Shareholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company through the Web site maintained at the SEC at www.sec.gov. or on the Company’s website at www.microsoft.com/msft. Shareholders are advised to read the Proxy Statement when it is available because it contains important information.

[Note: Hyperlink in first paragraph is to the press release issued by Microsoft on July 20, 2004, which was filed with the Securities and Exchange Commission pursuant to Rule 14a-12 under the Exchange Act on July 21, 2004.]